Agree Realty Corporation Reports Operating Results For The First Quarter 2014

FARMINGTON HILLS, Mich., April 28, 2014 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2014. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

First Quarter Financial and Operating Highlights:

  Increased total rental revenue 23% to $11.5 million from $9.4 million
  Increased FFO per share 6.1% to $0.52 from $0.49
  Increased AFFO per share 10.2% to $0.54 from $0.49
  Acquired nine net leased properties for approximately $22 million
  Announced commencement of a McDonald's development in Florida
  Increased first quarter dividend by 4.9% to $0.43 per share

Financial Results

Total Rental Revenue
Total rental revenue, which includes minimum rents and percentage rents, for the first quarter increased 23% to $11,523,000 compared with total rental revenue of $9,392,000 in the first quarter of 2013.

Funds from Operations
First quarter funds from operations (FFO) increased 24% to $7,886,000 compared with FFO of $6,383,000 for the comparable period in 2013. FFO per share for the first quarter of 2014 increased 6.1% to $0.52 compared with FFO per share of $0.49 for the comparable period in 2013.

Adjusted Funds from Operations
First quarter adjusted funds from operations (AFFO) increased 26% to $8,101,000 compared with AFFO of $6,412,000 for the comparable period in 2013. AFFO per share for the first quarter of 2014 increased 10.2% to $0.54 compared with AFFO per share of $0.49 for the comparable period in 2013.

Net Income
Net income for the first quarter of 2014 was $5,509,000, or $0.37 per share, compared with $5,392,000, or $0.41 per share, for the comparable period in 2013.

Dividend
The Company paid a cash dividend of $0.43 per share on April 8, 2014 to stockholders of record on March 31, 2014. The quarterly dividend represented payout ratios of 83% of FFO and 80% of AFFO, respectively.

CEO Comments
"I am pleased to report our operating results for the first quarter of 2014. We continue to strengthen and diversify our portfolio by making accretive investments in high-quality net lease properties", said Joey Agree, President and Chief Executive Officer. "With stable cash flows generated from industry-leading tenants and a strong, growth-oriented balance sheet, we are well-positioned to continue the expansion of our investment portfolio."

More information about the Company's calculations of FFO and AFFO, as well as reconciliations of net income (in accordance with generally accepted accounting principles) to FFO and AFFO, is included in the financial tables accompanying this press release.

Portfolio Update
As of March 31, 2014, the Company's portfolio consisted of 139 properties located in 34 states with a total of 3.8 million square feet of gross leasable space. Net leased properties contributed approximately 86% of annualized base rent with the remainder derived from community shopping centers.

The portfolio was approximately 97% leased, had a weighted average remaining lease term of approximately 11.4 years, and generated approximately 61% of annualized base rents from investment grade tenants.

Acquisitions
The Company acquired nine net leased retail properties during the first quarter for approximately $22 million, including the first O'Reilly Auto Parts, Sherwin Williams and Michaels Stores in the portfolio.

Development
In March 2014, the Company closed on the acquisition of a parcel of land in East Palatka, FL for the development of a McDonald's restaurant. The project is pre-leased under a long-term ground lease. Construction has commenced and is expected to be completed during the third quarter of 2014.

As of March 31, 2014 the Company's construction in progress balance totaled approximately $9.2 million.

Leasing
During the quarter, the Company announced the execution of a lease with Hobby Lobby to occupy the 42,241 square foot space vacated by Glen's Market at Petoskey Town Center in Petoskey, Michigan. The lease agreement is for ten years and Hobby Lobby is expected to open for business in the third quarter of 2014. In addition, the Company's freestanding Kmart in Oscoda, MI exercised a five-year extension option and will continue to operate the 90,470 square foot space until at least September 30, 2019.

Top Tenants
The following is a breakdown of base rents in effect at March 31, 2014 for each of the Company's major tenants:

Tenant	Annualized Base Rent	Percent of Total Base Rent
Walgreens	$12,362,304	26.4%
CVS	2,463,490	5.3%
Kmart	2,386,344	5.1%
Wawa	2,250,182	4.8%
Wal-Mart	2,093,931	4.5%
Rite Aid	1,962,135	4.2%
Lowe's	1,846,476	3.9%
LA Fitness	1,692,841	3.6%
Kohl's	1,179,650	2.5%
Dick's Sporting Goods	1,087,982	2.3%
Total	$29,325,335	62.6%

Lease Expiration
The following table, as of March 31, 2014, sets forth lease expirations for the next 10 years for the Company's portfolio, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date:

Expiration Year		Gross Leasable Area		Annualized Base Rent
	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total

2014	9	174,547	4.7%	$937,594	2.0%
2015	19	406,548	10.9%	2,101,871	4.5%
2016	15	105,941	2.8%	1,020,322	2.2%
2017	12	92,499	2.5%	1,677,585	3.6%
2018	17	321,342	8.6%	2,310,004	4.9%
2019	15	351,211	9.5%	3,825,463	8.2%
2020	10	168,071	4.5%	1,696,539	3.6%
2021	13	195,378	5.3%	3,660,338	7.8%
2022	9	203,409	5.5%	1,839,417	3.9%
2023	14	212,285	5.7%	2,323,834	5.0%
Thereafter	76	1,486,877	40.0%	25,478,832	54.3%
Total	209	3,718,108	100.0%	$46,871,799	100.0%

Capital Markets and Balance Sheet

Balance Sheet Summary
As of March 31, 2014, the Company's total debt to total market capitalization was approximately 26%. Total market capitalization is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

For the quarter ended March 31, 2014, the Company's fully diluted weighted average shares outstanding were 14,745,489. The basic weighted average shares outstanding for the quarter ended March 31, 2014 were 14,698,479.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of March 31, 2014, there were 347,619 operating partnership units outstanding and the Company held a 97.73% interest.

Conference Call/Webcast
Agree Realty Corporation will host a live broadcast of its first quarter 2014 conference call on Tuesday, April 29, 2014 at 9:00 am EDT to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=98929 and also by telephone at USA Toll Free: 1-800-870-4263 and International: 1-412-317-0790. A replay will be available shortly after the call by telephone at US Toll Free: 1-877-344-7529 (conference #10044585) or International Toll: 1-412-317-0088 (conference #10044585) until July 30, 2014.

About Agree Realty Corporation
Agree Realty Corporation is primarily engaged in the acquisition and development of net leased properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 139 properties, located in 34 states and containing approximately 3.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Forward-Looking Statements
The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2013. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Minimum rents	$ 11,523	$ 9,373
Percentage rent	-	19
Operating cost reimbursements	1,023	536
Other income	29	-
Total Revenues	12,575	9,928
Expenses:
Real estate taxes	697	423
Property operating expenses	499	326
Land lease payments	107	107
General and administration	1,592	1,486
Depreciation and amortization	2,514	1,888
Total Operating Expenses	5,409	4,230
Income from Operations	7,166	5,698
Other Income (Expense)
Interest expense	(1,794)	(1,440)
Income Before Discontinued Operations	5,372	4,258
Gain on sale of asset from discontinued operations	123	946
Income from discontinued operations	14	188
Total Discontinued Operations	137	1,134
Net Income	5,509	5,392
Net income attributable to non-controlling interest	125	141
Net Income Attributable to Agree Realty Corporation	5,384	5,251
Other Comprehensive Income, Net of $10, and $7
Attributable to Non-Controlling Interest	(449)	244
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 4,935	$ 5,495

Basic Earnings Per Share
Continuing operations	$ 0.36	$ 0.33
Discontinued operations	0.01	0.09
	$ 0.37	$ 0.42

Dilutive Earnings Per Share
Continuing operations	$ 0.36	$ 0.32
Discontinued operations	0.01	0.09
	$ 0.37	$ 0.41

Weighted Average Number of Common Shares Outstanding - Basic	14,698	12,642

Weighted Average Number of Common Shares Outstanding - Dilutive	14,745	12,693

Agree Realty Corporation Funds from Operations (in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 5,509	$ 5,392
Depreciation of real estate assets	1,953	1,595
Amortization of leasing costs	30	28
Amortization of lease intangibles	517	314
(Gain) Loss on sale of assets	(123)	(946)
Funds from Operations	$ 7,886	6,383

Funds from Operations Per Share - Dilutive	$ 0.52	$ 0.49
Weighted Average Number of Common Shares Outstanding - Dilutive	15,093	13,041

Adjusted Funds from Operations (in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$ 5,509	$ 5,392
Cumulative adjustments to calculate FFO	2,377	991
Funds from Operations	7,886	6,383
Straight-line accrued rent	(288)	(403)
Deferred revenue recognition	(116)	(116)
Stock based compensation expense	528	470
Amortization of financing costs	91	78
Capitalized building improvements	-	-
Adjusted Funds from Operations	$ 8,101	6,412

Adjusted Funds from Operations Per Share - Dilutive	$ 0.54	$ 0.49

Supplemental Information:
Scheduled principal repayments	$ 906	$ 850
Capitalized interest	$ 55	$ 204

(1)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and any impairment charges on a depreciable real estate asset, and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company's performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the Company's performance. The Company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)

	March 31,	December 31,
	2014	2013
Assets:
Land	$ 167,395	$ 162,097
Buildings	313,745	297,465
Accumulated depreciation	(62,365)	(60,634)
Property under development	9,221	6,959
Property held for sale	-	4,845
Net real estate investments	427,996	410,732
Cash and cash equivalents	826	14,537
Accounts receivable	3,305	3,263
Deferred costs, net of amortization	32,228	30,990
Other assets	2,131	3,220
Total Assets	$ 466,486	$ 462,742

Liabilities
Notes Payable:
Mortgage notes payable	$ 112,992	$ 113,898
Unsecured revolving credit facility	15,988	9,500
Unsecured term loan	35,000	35,000
Total Notes Payable	163,980	158,398
Deferred revenue	1,352	1,467
Dividends and distributions payable	6,574	6,244
Other liabilities	3,386	4,417
Total Liabilities	175,292	170,526

Stockholder's Equity
Common stock (14,964,396 and 14,883,314 shares)	1	1
Additional paid-in capital	313,487	312,975
Deficit	(24,929)	(23,879)
Accumulated other comprehensive income (loss)	22	472
Non-controlling interest	2,613	2,647
Total Stockholder's Equity	291,194	292,216
	$ 466,486	$ 462,742

CONTACT: Brian Dickman, Chief Financial Officer, (248) 737-4190